NEWS RELEASE

FOR IMMEDIATE RELEASE
November 6, 2008

Financial Contact:  Ronald B. Pigeon, Chief Financial Officer (805) 269-0012
Media Contact: Kevin Moon, Marketing Director (805) 597-6197

Mission Community Bancorp Reports Third Quarter Results

(San Luis Obispo, CA) – Mission Community Bancorp (OTCBB: MISS), parent of Mission Community Bank, today reported third quarter net income of $125,000, or $0.10 per share, compared to $242,000, or $0.30 per share, for the same period last year.  Results for the third quarter of 2007 were augmented by a Bank Enterprise Award from the U.S. Treasury Department totaling $241,000; no awards have been received in 2008.

For the nine months ending September 30, 2008, the Company incurred a net loss of $1,327,000, which compares to net income of $514,000 for the first nine months of 2007.

Perceiving weakening economic conditions, Mission Community Bank chose to add $2,325,000 to loan loss reserves in June.  These funds were set aside as a precaution against the possibility that some loans may not be repaid on time or in full.  Though not affecting third quarter results, bolstering loan loss reserves significantly affected year to date earnings.

Mission Community Bank has experienced strong growth during the last year.  Outstanding loans totaled $151.4 million on September 30, a $29 million increase from a year earlier.  Total assets were $218.8 million, up 35% from $162.5 million on September 30, 2007.  Total deposits grew to $150.2 million at the end of the third quarter, up from $126.9 million the previous year.

The Company attracted $6.8 million in net new capital from investors during the first quarter of 2008, and expects to add $4 million more in new capital before year end.  Mission Community Bank remains well capitalized and is preparing to open a new office in Santa Maria this month, at 1670 South Broadway.

About Mission Community Bancorp
Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in Arroyo Grande, San Luis Obispo, Paso Robles, a Business Banking Center in San Luis Obispo and an office in Santa Maria opening this year.  A Department of the Treasury Certified Community Development Financial Institution, the bank has received several awards for its success in meeting community needs in small business lending and development banking services and has earned an Outstanding rating for its Community Reinvestment Act (CRA) activities.  For more information, visit www.MissionCommunityBank.com.

Forward-Looking Statements Disclosure
This news release includes forward-looking information, which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this press release the words "anticipate," "estimate," "expect," "project," "intend," "commit," "believe" and similar expressions, the Company intends to identify forward-looking statements.

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581 Higuera Street ▪ San Luis Obispo, California 93401 ▪ 805-782-5000

November 6, 2008
Mission Community Bancorp Reports Third Quarter Results

Mission Community Bancorp
Selected Financial Results - Unaudited
(in thousands, except share and per-share data)
	Quarter Ended		$	Nine Months Ended		$
			Increase			Increase
	9/30/2008	9/30/2007	(Decrease)	9/30/2008	9/30/2007	(Decrease)
Summary of Operations
Interest income	$2,857	2,947	(90)	$8,243	8,798	(555)
Interest expense	1,238	1,353	(115)	3,461	3,849	(388)
Net interest income	1,619	1,594	25	4,782	4,949	(167)
Provision for loan losses	-	65	(65)	2,545	80	2,465
Net interest income after provision	1,619	1,529	90	2,237	4,869	(2,632)
Non-interest income	308	495	(187)	602	823	(221)
Securities gains(losses)	-	-	-	-	-	-
Non-interest expense	1,763	1,652	111	5,231	4,939	292
Income (loss) before taxes	164	372	(208)	(2,392)	753	(3,145)
Income tax expense (benefit)	39	130	(91)	(1,065)	239	(1,304)
Net income (loss)	$125	242	(117)	$(1,327)	514	(1,841)

Net income (loss) applicable to common stock	$112	205	(93)	(1,191)	436	(1,627)

Period End Balances
Interest-earning assets	$207,157	152,442	54,715	$207,157	152,442	54,715
Total loans	151,355	122,329	29,026	151,355	122,329	29,026
Total assets	218,750	162,524	56,226	218,750	162,524	56,226
Total deposits	150,193	126,895	23,298	150,193	126,895	23,298
Shareholders' equity	$18,613	12,798	5,815	$18,613	12,798	5,815

Per Common Share Data
Basic earnings (loss) per common share	$0.10	0.30	(0.20)	$(1.13)	0.64	(1.77)
Diluted earnings (loss) per common share	0.10	0.29	(0.19)	(1.13)	0.61	(1.74)
Cash dividends declared per common share	$-	-	-	$-	-	-

Average Balances
Interest-earning assets	$189,707	150,466	39,241	$173,105	147,238	25,867
Total loans	148,990	125,439	23,551	139,255	126,059	13,196
Total assets	198,697	160,226	38,471	182,199	156,984	25,215
Total deposits	135,157	122,022	13,135	125,151	121,472	3,679
Shareholders' equity	$18,687	12,721	5,966	$18,341	12,489	5,852

Performance Ratios
Return on average equity (ROE)	2.7%	7.6%	-4.9%	-9.7%	5.5%	-15.2%
Return on average assets (ROA)	0.25%	0.60%	-0.35%	-0.97%	0.44%	-1.41%

Asset Quality Data
Allowance for loan losses	$2,946	1,096	1,850	$2,946	1,096	1,850
Allowance to ending loans	1.95%	0.90%	1.05%	1.95%	0.90%	1.05%
Net charge-offs	$40	14	26	$749	10	739
Net charge-offs to average loans	0.11%	0.04%	0.07%	0.72%	0.01%	0.71%
Non-performing loans	$4,284	2,305	1,979	$4,284	2,305	1,979
Non-performing assets	4,284	2,305	1,979	4,284	2,305	1,979
Non-performing assets to total assets	1.96%	1.42%	0.54%	1.96%	1.42%	0.54%
Provision for loan losses to average loans	0.00%	0.21%	-0.21%	2.44%	0.08%	2.36%
Allowance to non-performing loans	69%	48%	21%	69%	48%	21%